Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907]

GUARANTEED WITHDRAWAL BENEFIT XV RIDER – SINGLE LIFE

Pacific Life & Annuity Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.

By adding this Rider to the Contract, you agreed to certain allocation limitations and investment alternatives in which you may invest while this Rider is in effect. These requirements may include, but are not limited to, maximum Purchase Payment allocation limits to certain variable investment options or on certain allowable fixed-rate General Account Investment Options that are outside of any asset allocation model, but participate in the asset allocation program; exclusion of certain Investment Options; required minimum Purchase Payment allocations and restrictions on transfers to or from certain Investment Options. These restrictions and limitations are summarized in Appendix A which is a part of this Rider. These requirements apply to the entire Contract Value.

The numeric examples contained in this Rider are based on certain hypothetical assumptions and are for example only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

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RIDER SPECIFICATIONS

Rider Effective Date: [ Date ]

Annual Charge: [1.20%]

Minimum Annual Charge: [0.70%]

Maximum Annual Charge: [2.25%]

Determinants of the Annual Charge:

If the 10 Year Treasury Rate* is:	The Annual Charge Cannot Exceed:
[Less than 2.00%	[2.25% (0.5625% quarterly)
2.00% to less than 4.00%	2.00% (0.5000% quarterly)
4.00% and greater]	1.50% (0.3750% quarterly)]

*

The rate is calculated in March, June, September and December. The rate is the monthly average of business days for these months as published by the Federal Reserve or an equivalent if this rate is not available.

The Annual Charge is guaranteed not to change until the first Contract Anniversary after the Rider Effective Date. For a complete description of the charges shown above, refer to the Annual Charge provision of this Rider.

Beginning on the first Contract Anniversary after the Rider Effective Date, and on any subsequent Contract Anniversary, we may increase or decrease the Annual Charge subject to a [0.50%] Increase Limit from the previous Contract Anniversary, and the Maximum Annual Charge and the Annual Charge ranges shown above. The Annual Charge may decrease, subject to the Minimum Annual Charge shown above. For a complete description of how the Annual Charge can change, please refer to the Change in Annual Charge provision of this Rider.

Initial Protected Payment Base maximum without Home Office Approval: [$1,000,000]

Maximum Age at Purchase:    [85]

Lifetime Withdrawal Age:        [59.5]

Enhanced Income Percentage Reduction: [1.50%]

Enhanced Income Percentage (EIP): The Enhanced Income Percentage is determined according to the table below based on the Designated Life’s age at the time of the first withdrawal.

Withdrawals prior to the attainment of the Lifetime Withdrawal Age of the Designated Life will not impact the determination of the Enhanced Income Percentage.

If an Automatic Reset or Owner-Elected Reset occurs, the Enhanced Income Percentage will be determined based on the Designated Life’s age at the time of the first withdrawal after the Automatic Reset or Owner-Elected Reset.

Age	Enhanced Income Percentage
[Before 59 1/2	[0.00%
59 1/2 – 64	5.60%
65 – 69	7.10%
70-74	7.50%
75-79	7.50%
80 and older]	7.50%]

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Enhanced Income Amount (EIA) – The Enhanced Income Amount is the maximum dollar amount that can be withdrawn during a Contract Year under this Rider without reducing the Protected Payment Base when the contract value is greater than zero. This amount will never be less than zero. The features of the Enhanced Income Amount are as follows:

a.	If the Designated Life is younger than the Lifetime Withdrawal Age, the EIA is $0.
b.	If the Rider is purchased prior to the Designated Life reaching the Lifetime Withdrawal Age, the EIA will be determined when such Designated Life reaches the Lifetime Withdrawal Age.
c.

The EIA on each day after the Designated Life reaches the Lifetime Withdrawal Age is equal to the EIP multiplied by the Protected Payment Base on that day, less withdrawals made during the current Contract Year.

d.	The EIA may be taken all at once, in multiple withdrawals, or a series of pre-authorized payments within the Contract Year.
e.	The EIA is not cumulative. Any portion of the EIA not withdrawn during a Contract Year will not roll over to the next Contract Year.

Guaranteed Lifetime Income Percentage (GLIP): Once the Contract Value is zero, as long as the Contract Value was not reduced to zero as a result of a withdrawal that exceeded the EIA, the GLIP is determined according to the table below based on the Designated Life’s age:

Age	Guaranteed Lifetime Income Percentage
[All Ages]	[3.00%]

Guaranteed Lifetime Income Amount (GLIA): Once the Contract Value is zero, as long as the Contract Value was not reduced to zero as a result of a withdrawal that exceeded the EIA, the GLIA is the dollar amount that will be paid during a Contract Year. The GLIA will never be less than zero.

The GLIA is equal to the GLIP multiplied by the Protected Payment Base as of that day, less payments made during the current Contract Year.

[Opt Out – Rider Price Changes If there is a rider price increase, the owner can elect to opt out of the most recent rider price increase if the date is within sixty days after a Contract Anniversary date. If the owner makes this election:

(a)	if there was a reset on the Contract Anniversary, the Protected Payment Base and the Enhanced Income Amount would revert back to the values in place prior to the reset
(b)	the Annual Charge percentage will stay the same as it was before the rider price increase and it will remain at that percentage for the life of the contract.
(c)	no future Automatic or Owner-Elected resets will be available
(d)	the Enhanced Income Percentage will be reduced by the amount shown in the Rider Specifications
(e)	the Guaranteed Lifetime Income Percentage will not change.]

Definition of Terms – Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions..

Designated Life – The person upon whose life the benefits of this Rider are based. The Owner/Annuitant will be the Designated Life. For non-natural owned contracts, the youngest Annuitant will be the Designated Life. The Designated Life cannot be changed.

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Protected Payment Base – An amount used to determine the Enhanced Income Amount and the Guaranteed Lifetime Income Amount. The Protected Payment Base will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM, IS NOT PAYABLE AS A DEATH BENEFIT, AND IS NOT USED IN CALCULATING ANY ANNUITY OPTION AVAILABLE UNDER THE CONTRACT.

Quarterly Rider Anniversary - Every three month anniversary of the Rider Effective Date

Reset Date – Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset or an Owner-Elected Reset occurs.

For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

Guaranteed Withdrawal Benefit XV Rider – Single Life – You have purchased a Guaranteed Withdrawal Benefit XV Rider – Single Life. Subject to the terms and conditions described herein, this Rider:

(a)

allows for withdrawals up to the Enhanced Income Amount up to and including the Contract Year when Account Value is reduced to zero without any adjustment to the Protected Payment Base regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)

provides payments equal to the Guaranteed Lifetime Income Amount starting the contract year after Account Value has been reduced to zero. These payments will continue until the day of death of the Designated Life or when a death benefit becomes payable under the contract.

(c)

allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(d)	provides for Automatic Annual Resets or Owner-Elected Resets of the Protected Payment Base.

Rider Eligibility - This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date:

(a)	the age of the Designated Life is less than or equal to the Maximum Age shown in the Rider Specifications; and
(b)	except for Non-Natural Owners, the Owner and Annuitant is the same person; and
(c)	the Contract is not issued as an Inherited IRA, Inherited Roth IRA, Inherited TSA, or Post-Death Non-Qualified; and
(d)	the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider.

Joint Owners may not purchase this Rider.

We will provide you with an annual statement that lists the EIA, the GLIA and Protected Payment Base.

Annual Charge – An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The initial Annual Charge, the Minimum Annual Charge and the Maximum Annual Charge are shown in the Rider Specifications.

The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the current quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.

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If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.

If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of a Designated Life or when a death benefit becomes payable under the contract, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of the death of the Designated Life, or when a death benefit becomes payable under the contract, any annual charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

We will waive the charge in the following cases:

(a)	the quarter in which the full annuitization of the Contract occurs;

(b)	beginning with the quarter after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Change in Annual Charge – Beginning on the first Contract Anniversary after the Rider Effective Date, and on any subsequent Contract Anniversary, we may change the Annual Charge. The new Annual Charge will remain in effect until the next change in Annual Charge, which could occur on any subsequent Contract Anniversary. Any change to the Annual Charge will be communicated to the Owner in writing.

The Annual Charge may increase or decrease. Any increase in the Annual Charge will not exceed the Increase Limit shown in the Rider Specifications per Contract Year, nor exceed the Maximum Annual Charge and Annual Charge ranges shown in the Rider Specifications. There is no limit on the amount by which the Annual Charge may decrease, subject to the Minimum Annual Charge shown in the Rider Specifications.

Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary. The maximum initial Protected Payment Base without Home Office approval is shown in the Rider Specifications.

Subsequent Purchase Payments – Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base by the amount of the Purchase Payment.

Limitation on Subsequent Purchase Payments – For the purposes of this Rider, we reserve the right to reject or restrict any subsequent Purchase Payments We will provide thirty (30) days advance notice to the Owner. If you previously purchased another living benefit rider for your Contract, subsequent Purchase Payments to your contract may already be restricted.

Withdrawal of Enhanced Income Amount – While this Rider is in effect, up to and including the Contract Year that the Contract Value becomes zero, you may withdraw up to the Enhanced Income Amount without any adjustment to the Protected Payment Base, until the Rider terminates as specified in the Termination of Rider provision of this Rider.

Withdrawals Exceeding Enhanced Income Amount – Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Enhanced Income Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

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(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Enhanced Income Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Enhanced Income Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.

WITHDRAWALS EXCEEDING THE ENHANCED INCOME AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Enhanced Income Amount.

Withdrawals Taken Prior to the Lifetime Withdrawal Age (as shown in the Rider Specifications) – If a withdrawal is taken and the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)	Determine the new Protected Payment Base which equals the lesser of:

1.	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.

The Protected Payment Base will never be less than zero.

WITHDRAWALS TAKEN PRIOR TO THE LIFETIME WITHDRAWAL AGE COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Enhanced Income Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:

(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on the previous year-end fair market value of this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.

The Company reserves the right to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or IRS rules relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.

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Depletion of Contract Value – If the Designated Life was greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal (including an RMD withdrawal) does not exceed the Enhanced Income Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:

1.	We will pay the remaining Enhanced Income Amount for that Contract Year. Thereafter, effective as of the contract anniversary immediately following the contract value reaching zero, we will pay the Guaranteed Lifetime Income Amount over the remaining lifetime of the Designated Life. The Guaranteed Lifetime Income Amount will be calculated by multiplying the Protected Payment Base at the time the contract value equals zero by the Guaranteed Lifetime Income Percentage.
2.	Guaranteed Lifetime Income Amount payments will be made each year until the death of the Designated Life or when a death benefit becomes payable under the contract. The payments will be made under a series of pre-authorized payments under a payment frequency, as elected by the Owner, but no less frequently than annually;
3.	No additional Purchase Payments will be accepted under the Contract;
4.	The death benefit amount available on the Contract is equal to $0.

If the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal reduces the Contract Value to zero, this Rider will terminate.

If a withdrawal is greater than the Enhanced Income Amount immediately prior to the withdrawal and reduces the Contract Value to zero, this Rider will terminate.

Once the available Contract Value is less than the Enhanced Income Amount, the Owner may not withdrawal more than the Enhanced Income Amount.

Automatic Reset – On each Contract Anniversary while this Rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base if the Protected Payment Base is at least $1.00 less than the Contract Value on that Contract Anniversary.

The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value.

We will provide you with written confirmation of each automatic reset.

Owner-Elected Resets (Non-Automatic) – You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary.

On each Reset Date we will set the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.

If you elect this option, your election must be received, in a form satisfactory to us, at our Service Center within sixty (60) days after the Contract Anniversary on which the reset is effective. This option may result in a reduction in the Protected Payment Base and Enhanced Income Amount. We will provide you with written confirmation of your election.

Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on Purchase Payments and withdrawals, the deduction of quarterly charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.

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Annuitization – If you annuitize the Contract at the maximum Annuity Date as specified in the Contract, and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)	the Life Only fixed annual payment amount determined in accordance with the terms of the Contract; or

(b)	the Guaranteed Lifetime Income Amount in effect at the maximum Annuity Date.

If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base, the Enhanced Income Amount and the Guaranteed Lifetime Income Amount under this Rider will not be used in determining any annuity payments.

Termination of Rider – This Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day of death of the Designated Life or when a death benefit becomes payable under the Contract;

(c)	the day the Contract is terminated in accordance with the provisions of the Contract;

(d)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Enhanced Income Amount;

(e)	the day that the Contract Value is reduced to zero and the Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications;

(f)	the Annuity Date;

(g)	the day we are notified of a change in ownership of a non-qualified Contract, excluding

(i)	changes in ownership to or from certain trusts; or

(ii)	adding or removing the Owner’s spouse to the Contract.

This Rider and the Contract will not terminate if the Contract Value is zero as the result of a withdrawal less than or equal to the Enhanced Income Amount. We will continue making preauthorized withdrawals of the remaining Enhanced Income Amount through the end of the Contract Year. Payments of the Guaranteed Lifetime Income Amount will commence the following contract year and will continue until the Rider and Contract will terminate under subparagraph (b) above.

Rider Effective Date – This Rider is effective on the Contract Date, unless a later date is shown below.

Rider Effective Date: [Date]

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE & ANNUITY COMPANY

[

Chairman and Chief Executive Officer	Secretary ]

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GUARANTEED WITHDRAWAL BENEFIT XV RIDER – SINGLE LIFE

SAMPLE CALCULATIONS – For Illustration Purposes Only

[Example #1 – Setting of Initial Values.

The values shown below are based on the following assumptions:

•  Initial Purchase Payment = $100,000

•  Rider Effective Date = Contract Date

•  Designated Life is 64 years old.

	Purchase Payment	Withdrawal	Contract Value	Protected Payment Base	Enhanced Income Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000

On the Rider Effective Date, the initial values are set as follows:

•  Protected Payment Base = Initial Purchase Payment = $100,000

•  Enhanced Income Amount = 5% of Protected Payment Base = $5,000

Example #2 – Subsequent Purchase Payment.

The values shown below are based on the following assumptions:

•  Initial Purchase Payment = $100,000

•  Rider Effective Date = Contract Date

•  Designated Life is 64 years old.

•  A subsequent Purchase Payment of $100,000 is received during Contract Year 1.

•  No withdrawals taken.

•  Automatic Reset at Beginning of Contract Year 2.

•  Each Contract Anniversary referenced in the table represents the first day of the applicable Contract Year.

	Purchase Payment	Withdrawal	Contract Value	Protected Payment Base	Enhanced Income Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$10,000
Year 2 Contract Anniversary	(Prior to Automatic Reset)		$207,000	$200,000	$10,000
Year 2 Contract Anniversary	(After Automatic Reset)		$207,000	$207,000	$10,350

Immediately after the $100,000 subsequent Purchase Payment during Contract Year 1, the Protected Payment Base is increased by the Purchase Payment amount to $200,000 ($100,000 + $100,000). The Enhanced Income Amount after the Purchase Payment is equal to $10,000 (5% of the Protected Payment Base after the Purchase Payment).

An automatic reset takes place at Year 2 Contract Anniversary, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base to $207,000 and the Enhanced Income Amount to $10,350 (5% × $207,000).

In addition to Purchase Payments, the Contract Value is further subject to increases and/or decreases during each Contract Year as a result of charges, fees and other deductions, and increases and/or decreases in the investment performance of the Variable Account.

]

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[  Example #3 – Withdrawal Not Exceeding Enhanced Income Amount.

The values shown below are based on the following assumptions:

•  Initial Purchase Payment = $100,000

•  Rider Effective Date = Contract Date

•  Designated Life is 64 years old.

•  A subsequent Purchase Payment of $100,000 is received during Contract Year 1.

•  A withdrawal equal to or less than the Enhanced Income Amount is taken during Contract Year 2.

•  Contract Value immediately before withdrawal = $221,490.

•  Automatic Resets at Beginning of Contract Years 2 and 3.

•  Each Contract Anniversary referenced in the table represents the first day of the applicable Contract Year.

	Purchase Payment	Withdrawal	Contract Value	Protected Payment Base	Enhanced Income Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$10,000
Year 2 Contract Anniversary	(Prior to Automatic Reset)		$207,000	$200,000	$10,000
Year 2 Contract Anniversary	(After Automatic Reset)		$207,000	$207,000	$10,350
Activity		$5,000	$216,490 (after $5,000 withdrawal)	$207,000	$5,350
Year 3 Contract Anniversary	(Prior to Automatic Reset)		$216,490	$207,000	$10,350
Year 3 Contract Anniversary	(After Automatic Reset)		$216,490	$216,490	$10,825

For an explanation of the values and activities at the start of and during Contract Year 1, refer to Examples #1 and #2.

An automatic reset takes place at Year 2 Contract Anniversary, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This reset increases the Protected Payment Base to $207,000 and the Enhanced Income Amount to $10,350 (5% × $207,000).

Because the $5,000 withdrawal during Contract Year 2 did not exceed the $10,350 Enhanced Income Amount immediately prior to the withdrawal, the Protected Payment Base remains unchanged.

At Year 3 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary (see balances at Year 3 Contract Anniversary – Prior to Automatic Reset), an automatic reset occurs which increases the Protected Payment Base to an amount equal to 100% of the Contract Value (see balances at Year 3 Contract Anniversary – After Automatic Reset). As a result, the Enhanced Income Amount after the automatic reset at the Year 3 Contract Anniversary is equal to $10,825 (5% of the reset Protected Payment Base).

Example #4 – Withdrawal Exceeding Enhanced Income Amount.

The values shown below are based on the following assumptions:

•  Initial Purchase Payment = $100,000

•  Rider Effective Date = Contract Date

•  Designated Life is 64 years old.

•  A subsequent Purchase Payment of $100,000 is received during Contract Year 1.

•  A withdrawal greater than the Enhanced Income Amount is taken during Contract Year 2.

•  Contract Value immediately before withdrawal = $195,000.

•  Automatic Resets at Beginning of Contract Years 2 and 3.

•  Each Contract Anniversary referenced in the table represents the first day of the applicable Contract Year.         ]

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[

	Purchase Payment	Withdrawal	Contract Value	Protected Payment Base	Enhanced Income Amount
Rider Effective Date	$100,000		$100,000	$100,000	$5,000
Activity	$100,000		$200,000	$200,000	$10,000
Year 2 Contract Anniversary	(Prior to Automatic Reset)		$207,000	$200,000	$10,000
Year 2 Contract Anniversary	(After Automatic Reset)		$207,000	$207,000	$10,350
Activity		$30,000	$165,000 (after $30,000 withdrawal)	$184,975	$0
Year 3 Contract Anniversary	(Prior to Automatic Reset)		$192,000	$184,975	$9,249
Year 3 Contract Anniversary	(After Automatic Reset)		$192,000	$192,000	$9,600

For an explanation of the values and activities at the start of and during Contract Year 1, refer to Examples #1 and #2.

Because the $30,000 withdrawal during Contract Year 2 exceeds the $10,350 Enhanced Income Amount immediately prior to the withdrawal, the Protected Payment Base immediately after the withdrawal will be reduced based on the following calculation:

First, determine the excess withdrawal amount, which is the total withdrawal amount less the Enhanced Income Amount: $30,000 – $10,350 = $19,650.

Second, determine the reduction percentage by dividing the excess withdrawal amount computed above by the difference between the Contract Value and the Enhanced Income Amount immediately before the withdrawal: $19,650 ÷ ($195,000 - $10,350) = 0.1064 or 10.64%.

Third, determine the new Protected Payment Base by reducing the Protected Payment Base immediately prior to the withdrawal by the percentage computed above: $207,000 – ($207,000 × 10.64%) = $184,975.

The Enhanced Income Amount immediately after the withdrawal is equal to $0. This amount is determined by multiplying the Protected Payment Base before the withdrawal by 5% and then subtracting all of the withdrawals made during that Contract Year:

(5% × $207,000) – $30,000 = -$19,650 or $0, since the Enhanced Income Amount can’t be less than zero.

At Year 3 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary, an automatic reset occurs that increases the Protected Payment Base to an amount equal to 100% of the Contract Value on that date. (Compare the balances at Year 3 Contract Anniversary Prior to and After Automatic Reset).

Example #5 – Early Withdrawal.

The values shown below are based on the following assumptions:

•  Initial Purchase Payment = $100,000

•  Rider Effective Date = Contract Date

•  Designated Life is 56 1⁄2 years old.

•  A subsequent Purchase Payment of $100,000 is received during Contract Year 1.

•  A withdrawal greater than the Enhanced Income Amount is taken during Contract Year 2.

•  Contract Value immediately before withdrawal = $221,490.

•  Automatic Resets at Beginning of Contract Years 2, 3 and 4.

•  Each Contract Anniversary referenced in the table represents the first day of the applicable Contract Year.        ]

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[

	Purchase Payment	Withdrawal	Contract Value	Protected Payment Base	Enhanced Income Amount
Rider Effective Date	$100,000		$100,000	$100,000	$0
Activity	$100,000		$200,000	$200,000	$0
Year 2 Contract Anniversary	(Prior to Automatic Reset)		$207,000	$200,000	$0
Year 2 Contract Anniversary	(After Automatic Reset)		$207,000	$207,000	$0
Activity		$25,000	$196,490 (after $25,000 withdrawal)	$182,000	$0
Year 3 Contract Anniversary	(Prior to Automatic Reset)		$196,490	$182,000	$0
Year 3 Contract Anniversary	(After Automatic Reset)		$196,490	$196,490	$0
Year 4 Contract Anniversary	(Prior to Automatic Reset)		$205,000	$196,490	$0
Year 4 Contract Anniversary	(After Automatic Reset)		$205,000	$205,000	$10,250

For an explanation of the values and activities at the start of and during Contract Year 1, refer to Examples #1 and #2.

Because the $25,000 withdrawal during Contract Year 2 exceeds the $0 Enhanced Income Amount immediately prior to the withdrawal, the Protected Payment Base immediately after the withdrawal will be reduced based on the following calculation:

First, determine the early withdrawal amount. The early withdrawal amount is the total withdrawal amount of $25,000.

Second, determine the reduction percentage by dividing the early withdrawal amount determined by the Contract Value prior to the withdrawal: $25,000 ÷ $221,490 = 0.1129 or 11.29%.

Third, determine the new Protected Payment Base by reducing the Protected Payment Base immediately prior to the withdrawal by the greater of (a) the total withdrawal amount ($25,000) and (b) the reduction percentage ($207,000 × 11.29%) = $23,370. Since $25,000 is greater than $23,370, the new Protected Payment Base is computed by subtracting $25,000 from the prior Protected Payment Base: $207,000 – $25,000 = $182,000.

At Year 3 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary, an Automatic Reset occurs which increases the Protected Payment Base to an amount equal to 100% of the Contract Value (compare balances at Year 3 Contract Anniversary – Prior to and After Automatic Reset). The Enhanced Income Amount remains at $0 since the Designated Life has not reached age 59 1⁄2.

At Year 4 Contract Anniversary, since the Protected Payment Base was less than the Contract Value on that Contract Anniversary, an Automatic Reset occurs which increases the Protected Payment Base to an amount equal to 100% of the Contract Value (compare balances at Year 4 Contract Anniversary – Prior to and After Automatic Reset). The Enhanced Income Amount is set to $10,250 (5% × $205,000) since the Designated Life reached age 59 1⁄2.

Example #6 – Lifetime Income.

The values shown below are based on the following assumptions:

•  Initial Purchase Payment = $100,000

•  Rider Effective Date = Contract Date

•  Designated Life is 64 years old.

•  No subsequent Purchase Payments are received.

•  Withdrawals of 5% of the Protected Payment Base are taken each Contract Year.

•  No Automatic Reset or Owner-Elected Reset is assumed during the life of the Rider.

•  Contract Value goes to zero during Contract Year 22.

•  Guaranteed Lifetime Income Percentage is 3%.

•  Death occurs during Contract Year 27 after the $3,000 withdrawal was made.                     ]

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[

Contract Year	Withdrawal	End of Year Contract Value	Protected Payment Base	Enhanced Income Amount	Guaranteed Lifetime Income Amount
1	$5,000	$96,489	$100,000	$5,000	N/A
2	$5,000	$92,410	$100,000	$5,000	N/A
3	$5,000	$88,543	$100,000	$5,000	N/A
4	$5,000	$84,627	$100,000	$5,000	N/A
5	$5,000	$80,662	$100,000	$5,000	N/A
6	$5,000	$76,648	$100,000	$5,000	N/A
7	$5,000	$72,583	$100,000	$5,000	N/A
8	$5,000	$68,467	$100,000	$5,000	N/A
9	$5,000	$64,299	$100,000	$5,000	N/A
10	$5,000	$60,078	$100,000	$5,000	N/A
11	$5,000	$55,805	$100,000	$5,000	N/A
12	$5,000	$51,478	$100,000	$5,000	N/A
13	$5,000	$47,096	$100,000	$5,000	N/A
14	$5,000	$42,660	$100,000	$5,000	N/A
15	$5,000	$38,168	$100,000	$5,000	N/A
16	$5,000	$33,619	$100,000	$5,000	N/A
17	$5,000	$29,013	$100,000	$5,000	N/A
18	$5,000	$24,349	$100,000	$5,000	N/A
19	$5,000	$19,626	$100,000	$5,000	N/A
20	$5,000	$14,844	$100,000	$5,000	N/A
21	$5,000	$10,002	$100,000	$5,000	N/A
22	$5,000	$0	$100,000	$5,000	N/A
23	$3,000	$0	$100,000	N/A	$3,000
24	$3,000	$0	$100,000	N/A	$3,000
25	$3,000	$0	$100,000	N/A	$3,000
26	$3,000	$0	$100,000	N/A	$3,000
27	$3,000	$0	$100,000	N/A	$3,000

On the Rider Effective Date, the initial values are set as follows:

•  Protected Payment Base = Initial Purchase Payment = $100,000

•  Enhanced Income Amount = 5% of Protected Payment Base = $5,000

Because the amount of each withdrawal does not exceed the Enhanced Income Amount immediately prior to the withdrawal ($5,000), the Protected Payment Base remains unchanged.

Withdrawals of the Enhanced Income Amount (5% of the Protected Payment Base) will continue to be paid until the Contract Value reaches zero.

During Contract Year 22, the Contract Value is reduced to zero after the Enhanced Income Amount of $5,000 is withdrawn. In the Contract Year that the Contract Value is reduced to zero, any remaining Enhanced Income Amount for that Contract Year can be withdrawn before the start of the next Contract Anniversary.

At the beginning of Contract Year 23, there is no Contract Value and the Enhanced Income Amount will no longer apply. From this point forward, the amount that must be withdrawn annually is the Guaranteed Lifetime Income Amount. The         ]

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[ Guaranteed Lifetime Income Amount is determined by multiplying the Guaranteed Lifetime Income Percentage by the Protected Payment Base. The Guaranteed Lifetime Income Amount is $3,000 (3% x $100,000 = $3,000). This amount will be paid at least annually until the death of the Designated Life. ]

APPENDIX A – SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS

This summary outlines the general features of the investment allocation requirements applicable to this Rider. Details regarding the investment options will be provided to you upon request.

Investment Allocation Requirements – The investment allocation requirements of this Rider consist of several different Asset Allocation Strategies, which are maintained by us for use in combination with certain optional riders that are available with our variable annuity contracts. The Asset Allocation Strategies described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider.

Asset Allocation Strategies – You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:

[

American Funds® IS Asset Allocation FundSM

American Funds® IS Managed Risk Asset Allocation FundSM

BlackRock Global Allocation V.I. Fund

Fidelity® VIP FundsManager® 60%

First Trust/Dow Jones Dividend & Income Allocation Portfolio

GE Investments Total Return Fund

Invesco V.I. Balanced-Risk Allocation Fund

Janus Aspen Balanced

MFS® Total Return Series

PLFA Pacific Dynamix® Conservative-Growth

PLFA Pacific Dynamix® Moderate-Growth

PLFA Portfolio Optimization Conservative

PLFA Portfolio Optimization Moderate-Conservative

PLFA Portfolio Optimization Moderate ]

Allocations among these strategies must total 100%.

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Purchase Payment Allocations – Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.

You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed [twenty four (24)] months (if available).

The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).

Change of Investment Option Programs – Subject to trading restrictions, you may change your investment options at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.

Termination of Investment Option Programs – If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.

You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:

(a)

you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider; or

(b)

you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program.

We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occur. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation according to the investment allocation requirements applicable to this Rider. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation effective on the day following the end of the thirty (30) day period.

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